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                                                                     Exhibit 2.3

                            THE EQUITABLE BUILDING
                               DES MOINES, IOWA

                SECOND AMENDMENT TO REAL ESTATE SALE AGREEMENT
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          THIS SECOND AMENDMENT TO REAL ESTATE SALE AGREEMENT (this
"Amendment") is made as of the 7th day of October, 1996, by and between FIRST CAPITAL SERIES XII - EQUITABLE, L.L.C. ("Seller"), a Delaware limited liability company, with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606, and ALCOCK DEVELOPMENT CO., INC. ("Purchaser"), an Illinois corporation, with an office at 1255 N. Sandburg Terrace, Suite 509, Chicago, Illinois 60610.

                                    RECITALS
                                    --------

          A. Seller and Purchaser have entered into that certain Real Estate Sale Agreement (as amended, the "Agreement") dated as of August 12, 1996 for the purchase and sale of the office building commonly known as "The Equitable Building" (as defined in the Agreement, the "Property"), as amended by that certain First Amendment to Real Estate Sale Agreement dated as of August 20, 1996.

          B. Seller and Purchaser desire to further modify the Agreement in accordance with and subject to the terms and conditions set forth in this Amendment.

          THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree to modify the Agreement as follows:


          1.   MRI Accounting Data.    Seller is currently utilizing the "MRI"
brand of accounting software at the Property to account for activities at the Property. At Closing, Seller shall deliver to Purchaser a copy of all of Seller's data files for each tenant utilized in connection with such software (i.e., the electronic information with respect to each tenant's payment history and account balance), such delivery to be subject to the following:

               (i) Purchaser acknowledges and agrees that Purchaser shall not be entitled to the use of Seller's and/or the existing property management company's license for the use of such software;

               (ii) Purchaser acknowledges and agrees that, notwithstanding any other provision of this Agreement, Seller shall not be deemed to have made any representation and/or warranty as to the accuracy or completeness of the electronic
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information to be delivered under this Section 11(S); and

          (iii) Purchaser acknowledges and agrees that Seller shall have no liability to Purchaser (or any party who acquires such information from Purchaser) with respect to the information or any use thereof.


     2. No Other Amendments. Except as amended herein, the Agreement remains unmodified and in full force and effect.


     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Amendment as of the date first above written.


SELLER:                                            PURCHASER:
                                                   ALCOCK DEVELOPMENT CO., INC.,
FIRST CAPITAL SERIES XII-EQUITABLE,                an Illinois corporation
L.L.C., a Delaware limited liability company

                                                   By:_________________________
By:  First Capital Income and Growth               Its:________________________
Fund-Series XII, an Illinois limited
partnership, its managing member

     By:  First Capital Financial
          Corporation, a Florida
          corporation, its general partner

     By:__________________________
     Its:_________________________